FOR IMMEDIATE RELEASE
AMEX: WOC

Wilshire Enterprises, Inc. Outlines Strategies For 2009

NEWARK, N.J., December 18, 2008 – Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) President and COO Kevin B. Swill today outlined the Company's strategies for 2009.  "We are moving Wilshire in a new direction.  Under my guidance, we are developing programs to improve our current business and establish priorities to address new opportunities for the future.  Additionally, in 2009 we will evaluate opportunities for the Company to purchase real properties and existing loans on attractive terms, alone or in partnership with others, employing my extensive network of contacts in the real estate management and real estate finance communities," Swill said.  As previously reported, Wilshire has launched a thorough review of its existing real estate portfolio, including rents, comp sets, capital expenditure budgets, and the economies in the areas surrounding Wilshire properties.

About Wilshire Enterprises
Wilshire is engaged primarily in the ownership and management of real estate investments in Arizona, Texas and New Jersey.  Wilshire’s portfolio of properties includes five rental apartment properties with 950 units, 10 condominium units, two office buildings and a retail/office center with approximately 200,000 square feet of office and retail space, and slightly more than 19 acres of land.

FORWARD-LOOKING STATEMENT:
Any non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. The potential risks and uncertainties include, among others, general economic conditions, industry specific conditions and the possibility that Wilshire may be adversely affected by other economic, business, and/or competitive factors, as well as other risks and uncertainties disclosed in Wilshire's 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with its upcoming annual meeting, Wilshire will file a proxy statement with the Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION .   Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov.  Wilshire's security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail to the Company 1 Gateway Center, Newark, NJ 07102,  or by telephone to 201-420-2796.

Wilshire and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the annual meeting.  Information about Wilshire's directors and officers and their ownership of the Company's Common Stock is set forth in Wilshire's proxy statements and Annual Reports on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the annual meeting when the proxy statement becomes available.

Company Contact:	Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact:	Neil Berkman, Berkman Associates, 310-826-5051

5